Exhibit 10(c)

AGREEMENT for CONTINUED EMPLOYMENT
Between
SEARS, ROEBUCK AND CO. and ARTHUR C. MARTINEZ


Sears, Roebuck and Co., and New York corporation having its principal place of business in [Hoffman Estates][Chicago], Illinois (the
"Company"), and Arthur C. Martinez, a resident of the State of [Connecticut][Illinois] (the "Executive") entered into an Employment Agreement ("Agreement") dated August 10, 1992.

The term of the Agreement expires August 31, 1995, and the parties expect to enter into a new employment agreement on or before December 1, 1995.

In order to give the parties an opportunity for measured consideration of such new employment agreement, the Company and the Executive wish to enter into this agreement ("Continuation Agreement") to continue Executive's employment after the expiration of the Agreement, on substantially the same terms and conditions as under the Agreement, until the earlier of December 1, 1995 or the date a new employment agreement takes effect.

Accordingly, the Company and the Executive agree as follows:

1.The term of this Continuation Agreement shall commence on September 1, 1995, and, unless sooner terminated, shall end on December 1, 1995.

2.Executive will continue to be employed by the Company during the term of this Continuation Agreement on the same terms and conditions as during the term of the Agreement, except as provided in paragraph 3, and except that, effective August 9, 1995, Executive shall serve as Chairman and Chief Executive Officer of the Company.

3.The Executive shall be entitled to payment of the Guaranteed Past-Service Pension (as defined in the Agreement) in a lump sum, provided that the Executive irrevocably elects in writing during the term of this Continuation Agreement to receive payment in a lump sum.

IN WITNESS WHEREOF, the parties have executed this amendment on this 9th day of August, 1995.

SEARS, ROEBUCK AND CO.


By: /s/ DAVID SHUTE
Its:  Senior Vice President


/s/  Arthur C. Martinez
ARTHUR C. MARTINEZ